October 4, 2007


Mr. Rufus Decker
Branch Chief
Mail Stop 7010
United States Securities and Exchange Commission
Washington, D.C.  20549-7010

Re:      Form 10-K for the fiscal year ended December 31, 2006
         Form 10-Q for the period ended March 31, 2007
         File No. 1-1031

Dear Mr. Decker:

On behalf of Ronson Corporation (the "Company"), in addition to our response
                                      -------
dated September 7, 2007, to your letter dated August 26, 2007, we acknowledge that:

      o The Company is responsible for the adequacy and accuracy of the disclosure in their filings;

      o Staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

      o The Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.



                                                    Sincerely,
                                                    RONSON CORPORATION

                                                    /s/ Daryl K. Holcomb

                                                    Daryl K. Holcomb
                                                    Vice President &
                                                    Chief Financial Officer